    As filed with the Securities and Exchange Commission on April 17, 1998
                                                        Registration No. 333-
                                   __________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  ___________

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ___________

                        DIAGNOSTIC HEALTH SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                      8071
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS)
                                   22-2960048
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                       2777 STEMMONS FREEWAY, SUITE 1525
                              DALLAS, TEXAS 75207
                                 (214) 634-0403

              (Address, Including Zip Code, and Telephone Number,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MAX W. BATZER
               Chairman of the Board and Chief Executive Officer
                        DIAGNOSTIC HEALTH SERVICES, INC.
                       2777 STEMMONS FREEWAY, SUITE 1525
                              DALLAS, TEXAS 75207
                                 (214) 634-0403
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              SHAHE SINANIAN, ESQ.
                GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL
                                METLIFE BUILDING
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                           TELEPHONE: (212) 801-9200
                           TELECOPIER: (212) 801-6400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

                                                   (continued on following page)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                             ---

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum    Proposed Maximum    Amount of
    Title of Each Class of Securities           Amount To       Offering Price    Aggregate Offering  Registration
             To Be Registered               Be Registered (1)    Per Share(2)           Price             Fee
------------------------------------------  -----------------  -----------------  ------------------  ------------
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share       501,163 shares        $11.60             $5,813,490.80     $1,714.98
------------------------------------------------------------------------------------------------------------------


     (1) In the event of a stock split, stock dividend, or similar transaction involving common stock, par value $.001 per share (the "Common Stock") of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low prices (rounded to the nearest tenth) of the Common Stock as of April 13, 1998, as reported by the Nasdaq National Market System.

                                      _____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                  Subject to Completion, Dated April 17, 1998

                         501,163 SHARES OF COMMON STOCK

                        DIAGNOSTIC HEALTH SERVICES, INC.

     This Prospectus relates to an aggregate of 501,163 shares of common stock, par value $.001 per share (the "Common Stock"), of Diagnostic Health Services, Inc. (the "Company"), consisting of (i) the proposed offer and resale from time to time by a stockholder of the Company (the "Selling Stockholder"), subject to certain restrictions and limitations, of an aggregate of up to 327,250 shares of Common Stock (the "Resale Shares") which were previously acquired by the Selling Stockholder in connection with the acquisition by the Company of certain assets of the Selling Stockholder, and (ii) the possible issuance by the Company and resale by the recipient(s), subject to certain restrictions and limitations, of 173,913 shares of Common Stock in connection with a proposed business acquisition (the "Transaction Shares" and, together with the Resale Shares, the "Shares"). See "PLAN OF DISTRIBUTION." The Resale Shares registered hereby have been registered pursuant to the Company's obligations contained in a written agreement with the Selling Stockholder. The Company is registering the Transaction Shares to provide the holders of such Shares, other than affiliates of the Company, upon issuance, with fully tradeable shares of Common Stock. There can be no assurance, despite registration of the Shares hereunder, that any of the Resale Shares will be sold by the Selling Stockholder or that the Transaction Shares will be issued by the Company or be offered and sold by the holder(s) thereof.

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholder or from the resale of the Transaction Shares, when and if issued, by the holder thereof. The Company will pay all of the expenses, estimated to be approximately $35,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and disbursements and expenses attributed solely to the Selling Stockholder. See "USE OF PROCEEDS," "SELLING STOCKHOLDER" and "PLAN OF DISTRIBUTION."

  The Company's publicly traded Common Stock is currently quoted on the Nasdaq National Market ("Nasdaq") under the symbol "DHSM." On April 13, 1998, the last sale price of the Common Stock as quoted on Nasdaq was $11.50 per share.

  The Company has registered (i) 327,250 Resale Shares under the Securities Act of 1933, as amended (the "Securities Act"), for resale by the Selling Stockholder, and (ii) 173,913 Transaction Shares for the possible issuance thereof by the Company in connection with a proposed business acquisition and the subsequent resale thereof by the recipient(s) in such acquisition. The Selling Stockholder has advised the Company that it may from time to time sell all or part of the Shares in one or more transactions on Nasdaq. The Resale Shares may also be offered in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Resale Shares in negotiated transactions, on Nasdaq or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Alternatively, the Selling Stockholder may from time to time offer the Resale Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling

Stockholder and/or the purchasers of securities for whom they act as agents. Pursuant to a written agreement with the Company, the Selling Stockholder has agreed to certain restrictions and limitations on its sale of the Resale Shares. See "SELLING STOCKHOLDER" and "PLAN OF DISTRIBUTION."

     The Resale Shares being offered hereby by the Selling Stockholder have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Resale Shares should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.


          FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE
        CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK,
                SEE "RISK FACTORS" COMMENCING ON PAGE 8 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is April 17, 1998

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Each statement made in this Prospectus concerning a document filed as part of the Registration Statement is qualified in its entirety by reference to such document for a complete statement of its provisions. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the address set forth above, or on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."


  This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company, including statements under the caption "SUMMARY." These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (i) competitive conditions in the industries in which the Company operates; and (ii) general economic conditions that are less favorable than expected. Further information on other factors which could affect the financial results of the Company and such forward-looking statements is included in the section herein entitled "Risk Factors."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 0-21758) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1996 and December 31, 1997;

     2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, consisting of (i) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (ii) the Company's Current Report on Form 8-K, including the exhibits thereto, dated April 4, 1997, (iii) the Company's Current Report on Form 8-K, including the exhibits thereto, dated May 2, 1997, (iv) the Company's Amendment on Form 8-K/A-1 to the Current Report dated April 4, 1997 as filed on June 20, 1997, including the exhibits thereto, and (v) the Company's Amendment on Form 8-K/A-1 to the Current Report dated May 2, 1997 as filed on July 1, 1997, including the exhibits thereto; and

     3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated May 11, 1993.

  All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person, including any beneficial owner of the Shares, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to: Stockholder Relations Department, Diagnostic Health Services, Inc., 2777 Stemmons Freeway, Suite 1525, Dallas, Texas 75207, telephone: (214) 634-0403.

                                    SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Investors should also carefully consider the information set forth under the heading "Risk Factors." All references to fiscal years refer to the fiscal year of the Company ending December 31. Unless the context otherwise requires, all references in this Prospectus to the "Company" refer to Diagnostic Health Services, Inc., its subsidiaries and predecessors.

                                  THE COMPANY

  The Company is a leading outsource provider of medical services to hospitals, physicians' offices and other healthcare facilities primarily in the Midwest and South Central United States. The Company provides radiology and cardiology diagnostic services and equipment, as well as departmental management services to healthcare facilities on an in-house and shared basis. The Company is committed to offering a broad range of services in a manner responsive to the healthcare industry's increased focus on cost containment without compromising the quality of patient care.

  The market for the Company's services consists of hospitals, physicians and other healthcare providers. According to the American Hospital Association there are more than 5,000 hospitals, and according to the American Medical Association there are more than 18,300 physician group practices, in the United States. As of December 31, 1997, the Company provided services to approximately 579 hospital customers. Additional customers include long-term care facilities, sub-acute care facilities and the expanding managed care marketplace.

  The Company currently provides shared diagnostic services, and staffs, equips, operates and/or manages in-house radiology or cardiology departments, for approximately 1,536 customers. The Company has achieved this market presence through internal growth and strategic acquisitions. The Company's strategy is to capitalize, within its business lines, on its demonstrated ability to reduce the costs of providing radiology and cardiology services and to consolidate providers of these services. The Company intends to implement this strategy by continuing its aggressive acquisition and development program with a strong geographic focus, cross-marketing its service lines across its customer base to generate internal growth, pursuing the conversion of shared service arrangements to in-house service agreements, and offering ancillary services to complement its core radiology and cardiology services. The Company also intends to pursue acquisitions of other service providers, as this highly fragmented sector of the healthcare industry continues to consolidate.

  Since 1991, the Company has significantly expanded the breadth of its radiology and cardiology services. From 1991 to 1997, through internal growth and the acquisitions, the Company's gross revenues increased from approximately $3.5 million to approximately $52.9 million, and income from operations increased from approximately $0.4 million to $5.4 million. During the same period, the Company's customer base increased from 323 to 1,536.

  The Company was incorporated in Texas in 1983 and was reincorporated in Delaware in 1992. Its principal executive office is located at 2777 Stemmons Freeway, Suite 1525, Dallas, Texas 75207, and its telephone number is (214) 634-0403.

RECENT MATERIAL DEVELOPMENTS

  DIAGNOSTIC IMAGING SERVICES, INC. TRANSACTIONS

          DIS Ultrasound Division

          On March 21, 1997 (effective as of March 1, 1997), the Company, through SoCal Diagnostic Services, Inc., an indirect wholly-owned subsidiary of the Company ("SoCal"), purchased substantially all of the operating assets of the ultrasound division of Diagnostic Imaging Services, Inc., a California corporation ("DIS-California"). The consideration paid for the assets of DIS-California was approximately $6,519,475 in cash (subject to adjustment). As additional consideration for the purchased assets, the Company agreed to issue to the Selling Stockholder, as assignee of DIS-California, subject to certain contingencies, certain warrants to purchase shares of Common Stock (the "Post-Closing Warrant Payment").

          Southern California MRI Centers

          On April 17, 1997 (effective as of March 1, 1997), the Company, through its SoCal subsidiary, purchased from the Selling Stockholder all of the issued and outstanding capital stock of DIS-California (collectively, with its wholly-owned subsidiaries, the "DIS Companies"). The business of the DIS Companies consists of the ownership and operation of four hospital-based magnetic resonance imaging (MRI) centers located in Southern California.

          The purchase included $15,130,620 of various assets (including goodwill), including approximately $7,281,842 of equipment, furniture and fixtures, and $7,911,778 of goodwill. The purchase price paid to the Selling Stockholder was approximately $9,083,865 (subject to adjustment), of which $7,583,865 was paid in cash and the remaining $1,500,000 of which is payable either in cash or (at the Selling Stockholder's option) in Common Stock in three equal annual installments of $500,000 each on April 17 of each of 1998, 1999 and 2000 (the "Post-Closing Stock Purchase Payments" and, together with the Post-Closing Warrant Payment, the "Post-Closing Payments"). In addition, the DIS Companies were acquired subject to capital lease obligations, financing agreements and other commitments in respect of fixed assets of the DIS Companies in the aggregate principal amount of $6,046,755.

          Scripps Chula Vista Imaging Center, L.P.

          Effective as of January 1, 1998, SoCal purchased from the Selling Stockholder all interests of the Selling Stockholder in Scripps Chula Vista Imaging Center, L.P. In payment for such interests, the Company issued to the Selling Stockholder 127,250 shares of Common Stock. The Company agreed to use its good faith reasonable efforts to register the shares of Common Stock issued to the Selling Stockholder (the "First Resale Shares"). This Prospectus pertains to the resale of those Shares by the Selling Stockholder. However, regardless of the effectiveness of such registration, the Selling Stockholder has agreed that its sale of the First Resale Shares will be subject to certain restrictions and limitations. See "PLAN OF DISTRIBUTION."

          Post-Closing Payment Agreement

          On April 7, 1998, the Company, SoCal and the Selling Stockholder entered into an agreement (the "Post-Closing Payment Agreement") whereby the Selling Stockholder was issued 200,000 shares of Common Stock (the "Second Resale Shares," and, collectively with the First Resale Shares, the "Resale Shares") in full payment and satisfaction of the Post-Closing Warrant Payment and all Post-Closing Stock Purchase Payments. The Company agreed to use its good faith reasonable efforts to register the Second Resale Shares. This Prospectus relates to the resale of those Shares by the Selling Stockholder. However, regardless of the effectiveness of such registration, the Selling Stockholder has agreed that the sale of the Second Resale Shares will be subject to certain restrictions and limitations. See "PLAN OF DISTRIBUTION."

                                 THE OFFERING

SECURITIES OFFERED..................................  501,163 shares of Common Stock, consisting of (i) 327,250 shares of Common Stock for sale by the Selling
                                                      Stockholder; and (ii) 173,913 shares of Common Stock for
                                                      possible issuance by the Company in connection with a
                                                      potential business acquisition and subsequent resale
                                                      thereof by the recipient(s).  See "PLAN OF DISTRIBUTION"
                                                      and "DESCRIPTION OF COMMON STOCK."
COMMON STOCK OUTSTANDING PRIOR
to the Offering (1).................................  11,339,249 shares of Common Stock
COMMON STOCK TO BE OUTSTANDING
after the Offering (1)..............................  11,840,412 shares of Common Stock
USE OF PROCEEDS.....................................  The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholder or from the
                                                      resale of the Transaction Shares, when and if issued, by
                                                      the holder thereof.  See "USE OF PROCEEDS."
TRADING SYMBOL......................................  The Common Stock is traded on Nasdaq under the symbol DHSM.

(1) Does not include, as of April 13, 1998, (i) 1,673,151 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's stock option plans, (ii) 10,000 shares of Common Stock issuable upon exercise of certain warrants, (iii) 11,111 shares of Common Stock reserved for issuance to certain former stockholders of the Company's subsidiaries subject to such subsidiaries' achievement of certain financial goals, and (iv) 695,593 shares of Common Stock issuable upon conversion of outstanding preferred stock of the Company.

                                 RISK FACTORS

  In considering the matters set forth in this Prospectus, prospective purchasers should carefully consider the matters set forth below as well as other information set forth in this Prospectus.

RISKS INHERENT IN GROWTH STRATEGY

  A significant component of the Company's historical growth has come through acquisitions of other healthcare service providers, and the Company intends to continue to seek acquisition opportunities in the future. This growth strategy is dependent on the continued availability of suitable acquisition candidates. As of the date of this Prospectus, although the Company has one letter of intent for a proposed acquisition, the Company has no binding commitments or agreements with respect to any acquisitions, and there can be no assurance that the Company will be able to identify or come to agreement with any future acquisition candidates. The Company may also find itself in competition for acquisition candidates with competitors who have greater financial and other resources than the Company and who may be willing to pay higher prices for acquisition targets.

  In addition, even if the Company is successful in consummating future acquisitions, there can be no assurance that any such acquisitions will be beneficial to the Company. Any growth or success through acquisitions will be dependent upon a number of factors, including the Company's ability to evaluate properly the potential benefits of each prospective acquisition, the Company's ability to consummate the acquisition on terms favorable to the Company, and the Company's ability to promptly and profitably integrate the acquired operations and retain key personnel and customer relations. Acquisitions also place significant demands on the Company's financial and management resources, which can divert management's attention from other business concerns. Furthermore, the Company generally records significant amounts of goodwill in connection with acquisitions, and if the Company were to determine that the carrying value of goodwill was impaired, the Company would be required to write down such carrying value, which would result in a charge to earnings that could have a material adverse effect on the Company's financial results.

UNCERTAINTIES SURROUNDING DILUTIVE IMPACT OF AND CAPITAL REQUIREMENTS RELATING TO GROWTH STRATEGY

  In order to grow its business by means of acquisitions, the Company will require significant capital resources, both for the payment of the cost of acquiring businesses, and for the effective integration, operation and expansion of the acquired businesses. In the past, the Company has utilized its Common Stock as a means of making payment for acquired businesses. Depending on the agreed-upon value of the acquired business and the value of the Common Stock, the Company may be required to issue a large number of additional shares of Common Stock, thereby diluting existing stockholders. Alternatively, to avoid such dilution, or if the acquisition candidate is unwilling to accept Common Stock as all or part of the consideration for the transaction, the Company might be required to utilize more of its cash resources (if available), or may be required to seek additional capital. There can be no assurance that such additional capital, if and when required, will be available on terms acceptable to the Company, if at all. If the Company is unable to obtain required capital resources, its growth could be limited, and its existing operations could be impaired.

DECREASE IN POTENTIAL ACQUISITION CANDIDATES

  As the current consolidation trend in the healthcare services industry continues, the Company can expect to encounter greater difficulty in identifying suitable acquisition candidates, and in consummating acquisitions of such businesses on terms favorable to the Company. Failure to identify and consummate favorable acquisitions could have a material adverse effect on the Company's business.

REDUCED CUSTOMER BASE DUE TO INDUSTRY CONSOLIDATION

  As consolidation among healthcare providers continues, the Company's customer base may be reduced either because customers are consolidated or acquired by other entities, or because outsourcing decisions shift to individuals with whom the Company has not had a prior relationship. There can be no assurance that the Company will be able to maintain relationships with its customers following such an acquisition or consolidation. Any significant reduction in the Company's customer base would have a material adverse effect on the Company's business.

RELIANCE ON KEY EMPLOYEES

  The Company is substantially dependent on the personal efforts and abilities of Max W. Batzer (Chairman and Chief Executive Officer) and Brad A. Hummel (President and Chief Operating Officer). Each is a substantial stockholder of the Company and has an employment agreement with the Company. Although Mr. Batzer now devotes substantially all of his business time to the Company, he is permitted to devote a portion of his business time to non-Company matters, but is prohibited from engaging in any other business activities which are competitive with the business of the Company, or which materially interfere with the performance of his duties and responsibilities to the Company. The loss or unavailability of either of these officers or certain other key employees for any significant period of time could have a material adverse effect on the Company's business prospects or earning capacity. In addition to $1.0 million per individual of key man life insurance payable to the Company's commercial lender pursuant to a loan agreement, the Company maintains and is sole beneficiary of key man life insurance policies on the lives of Messrs. Batzer and Hummel in the amount of $500,000 per individual.

POTENTIAL FOR PROFESSIONAL LIABILITY CLAIMS

  The nature of the Company's business and services entails the risk of professional liability claims, which could arise, for example, out of faulty testing procedures or mishandling of test results. This concern is heightened as the Company is called upon to perform services that might be deemed to be "invasive" in nature (entering or placing objects inside a patient's body). The Company maintains professional liability insurance coverage with limits of $5.0 million per occurrence and $5.0 million in the aggregate in respect of such contingencies. However, there can be no assurance that claims will not be asserted in the future, or that any damages assessed against the Company will not exceed the limits of available insurance coverage. In addition, the potential negative publicity that could arise from a professional liability claim could have a material adverse effect on the Company, even if the Company were ultimately to prevail in the defense of the claim.

POSSIBLE SHORTAGE OF QUALIFIED PERSONNEL

  From time to time, the Company has experienced difficulties in obtaining and/or retaining qualified healthcare professionals, and shortages of such personnel may be expected from time to time in the future. The Company will be competing for qualified personnel with numerous other healthcare providers, many of whom have substantially greater financial and other resources than the Company.

COMPETITION

  Radiology and cardiology diagnostic services are characterized by a high degree of competition. This competition comes from a number of independent local operators specializing in one or two clinical applications, and from a few large diversified healthcare companies (primarily larger hospitals having the resources and capability to provide shared diagnostic services to other healthcare facilities) which provide these services as part of their overall business. Although the Company believes that it has a competitive advantage over most of the small operators (primarily because most of them do not provide the full range of services offered by the Company, and do not have the same volume of revenues to absorb necessary fixed overhead costs), the Company may be vulnerable to competition from the larger healthcare companies, at least one of which can be found in each of the Company's geographic markets, and all of which are substantially larger and possess greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully in its markets.

GOVERNMENT REGULATION; POTENTIAL NATIONAL HEALTHCARE REFORM

  Many aspects of the medical industry in the United States are presently subject to extensive federal and state governmental regulation, including reimbursement rates and policies imposed by Medicare and other third-party reimbursement programs (from which the Company receives a small portion of its revenues). Laws and regulations affecting the Company's business include federal and state "kickback laws," conflict of interest laws (such as the federal "Stark laws"), and requirements relating to the operation of independent diagnostic testing facilities and the handling of nuclear materials. In addition, both the Clinton Administration and the Congress have periodically asserted a need to overhaul or reform the nation's healthcare system. Such legislative initiatives, if enacted, could impose pressures on the pricing structures applicable to the Company's services. In particular, there is a possibility that a significant portion of healthcare services will be rendered and administered through managed care systems, which could have the effect of forcing price concessions and reductions on the part of service providers such as the Company. Moreover, healthcare reform could also entail a greater analysis of each patient's need for diagnostic testing, with the aim of reducing the total volume of testing and the overall cost of medical care. Depending on the nature and extent of any new laws and/or regulations, or possible changes in the interpretation of existing laws and/or regulations, any such changes may have a material adverse effect on the Company's revenues, operating margins and profitability.

LIMITATIONS BROUGHT ON BY REIMBURSEMENT PROGRAMS

  In 1996 and 1997, the Company derived approximately 15% and 9%, respectively, of its total revenues from third-party indemnity payors. Also, many of the Company's customers are dependent on third-party payors for a significant portion of their revenue collections. In January 1992, the federal government implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology. Implementation of RBRVS reduced reimbursement rates for certain of the Company's diagnostic procedures. Policymakers have from time to time advocated that a RBRVS type of reimbursement system be imposed on private-sector third-party payors. Implementation of such a program would reduce reimbursements by private third-party payors, and would adversely affect the Company's operating margins to the extent that costs on these procedures could not be concomitantly reduced. There can be no assurance that some or any of these reduced operating margins could be recouped through cost reductions or otherwise.

TECHNOLOGICAL CHANGE AND OBSOLESCENCE

  Diagnostic imaging technology is constantly undergoing development and change. New technologies may be developed, or existing technologies refined, which could render the Company's existing equipment technologically or economically obsolete. Due to cost factors, competitive considerations or other constraints, there can be no assurance that the Company will be able to acquire or have access to any new or improved equipment that the Company may need in order to serve its clients and customers.

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has been and may continue to be volatile, and could in the future be subject to wide fluctuations in response to the timing and size of acquisitions, quarter to quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of healthcare reform, changes in government regulation, and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. Investors in the Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

SHARES RESERVED AND AVAILABLE FOR RESALE

  In excess of 90% of the outstanding Common Stock may currently be resold without restriction under federal or state securities laws. In addition, the Company has outstanding options under its stock option plans for an aggregate of 1,673,151 shares of Common Stock, and has reserved an additional 724,974 shares of Common Stock for future issuances of options under such plans. All of the Company's current stock option plans are covered by an effective registration statement, permitting the resale of shares acquired pursuant to options thereunder. All of the currently outstanding options have exercise prices that are substantially less than the current market price of the Common Stock. The existence of such options may hinder future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Further, the offer for resale of large quantities of Common Stock could have the effect of holding down or depressing the market price of the Common Stock.

ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's Certificate of Incorporation, By-Laws, Delaware law and certain executive employment agreements could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include a classified board of directors and the issuance, without further stockholder approval, of preferred stock with rights and preferences which could be senior to the Common Stock. The Company is also subject to
Section 203 of the Delaware General Corporation Law, which may also inhibit a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control.

NO ANTICIPATED DIVIDENDS

  The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. In addition, the outstanding loan agreement between the Company and its senior commercial lender prohibits the payment of dividends.


                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Resale Shares being offered by the Selling Stockholder hereunder nor will it receive any proceeds from the resale of the Transaction Shares, when and if issued, by the holder(s) thereof. The Transaction Shares will most likely be issued by the Company in consideration for assets to be acquired by the Company. The proceeds to be received upon any such issuances will, therefore, be in the form of acquired assets rather than cash proceeds. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $35,000.

                              SELLING STOCKHOLDER

  Of the 501,163 Shares offered hereby, 327,250 Resale Shares have been issued by the Company to the Selling Stockholder and are outstanding as of the date of this Prospectus. The following table sets forth (i) the name of the Selling Stockholder, (ii) the aggregate number of Shares of Common Stock beneficially owned by the Selling Stockholder as of April 13, 1998, (iii) the aggregate number of Shares of Common Stock which may be offered for sale for the account of the Selling Stockholder from time to time pursuant to this Prospectus, and
(iv) the amount and percentage of Shares of Common Stock which would be beneficially owned by the Selling Stockholder pursuant to this Prospectus, if they are all offered and sold, and assuming the Selling Stockholder does not acquire any additional shares of Common Stock. All beneficial ownership consists solely of Resale Shares. Because the Selling Stockholder may offer all, some or none of the Shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of the Shares, no definitive estimate as to the number of Shares that will be held by the Selling Stockholder after such offering can be provided, and the following table was prepared on the assumption that all Shares sold under this Prospectus will be sold to parties unaffiliated with the Selling Stockholder.

  Pursuant to Rule 416 of the Securities Act, the Selling Stockholder may also offer and sell shares of Common Stock issued as a result of stock splits, stock dividends and anti-dilution provisions. To the knowledge of the Company, the Selling Stockholder referred to herein has not held any position, office or had any other material relationship with the Company or any predecessor in the past three years.

  Persons who receive Transaction Shares upon issuance by the Company and who are not now or at the time of issuance affiliates of the Company, are not considered "Selling Stockholders" because resale by them of any Transaction Shares issued to them by the Company will not be restricted by the Securities Act.

                                                                  SHARES OF COMMON STOCK TO BE
                                       BENEFICIAL OWNERSHIP          OFFERED FOR THE SELLING        BENEFICIAL OWNERSHIP
                                         PRIOR TO OFFERING            STOCKHOLDER'S ACCOUNT          AFTER OFFERING (2)
                                      -----------------------         ---------------------         --------------------

                NAME                  SHARES   PERCENTAGE (1)       SHARES          PERCENTAGE      SHARES   PERCENTAGE
                ----                  ------   --------------       ------          ----------      ------   ----------
Diagnostic Imaging Services, Inc.     327,250      2.9%            327,250              2.9%          0            0

___________

     (1) Percentage based on 11,339,249 shares of Common Stock outstanding as of April 13, 1998.

     (2) Assumes the Selling Stockholder disposes of all Resale Shares covered by this Prospectus and does not acquire any additional shares of Common Stock.

                                 PLAN OF DISTRIBUTION

     The Company has registered under the Securities Act (i) 327,250 Resale Shares for resale by the Selling Stockholder, and (ii) 173,913 Transaction Shares for possible issuance by the Company in connection with a proposed business acquisition and subsequent resale by the recipient(s).

     The Resale Shares registered hereby have been registered pursuant to the Company's obligations contained in a written agreement with the Selling Stockholder. The Company has agreed to keep the Registration Statement of which this Prospectus is a part effective for a period of not less than nine months after the Resale Shares may first be publicly sold. In connection with this offering, the Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act.

     Pursuant to a written agreement between the Company and the Selling Stockholder, regardless of the filing or effectiveness of this registration, the sale of the Resale Shares is subject to certain restrictions. During the period ending on March 5, 1999, with respect to 127,250 Resale Shares (the "First Resale Shares"), unless DIS receives the prior written consent of the Company, sales of the First Resale Shares may not exceed (i) one-third (1/3) of the total First Resale Shares in any period of sixty (60) consecutive calendar days; (ii) one-third (1/3) of the total First Resale Shares in any period of fourteen (14) consecutive calendar days; or (iii) fifteen thousand (15,000) First Resale Shares in any period of two (2) consecutive trading days. Also, during the period ending March 5, 1999, all sales, transfers or other dispositions of the First Resale Shares must be effected through a broker designated by the Company. Similar restrictions apply to the other 200,000 Resale Shares (the "Second Resale Shares") during the period ending on April 7, 1999. A legend may be placed on the Resale Shares giving notice of these restrictions.

     In addition, the Selling Stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder. The foregoing may limit the marketability of the Shares.

     In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Resale Shares offered hereby may, upon compliance with applicable state securities laws, be sold from time to time to purchasers directly by the Selling Stockholder or by pledgees, donees, transferees or other successors in interest, or in negotiated transactions and on Nasdaq through brokers or dealers, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Alternatively, subject to the selling restrictions described above (including volume restrictions and use of designated brokers), the Selling Stockholder may from time to time offer the Resale Shares offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Resale Shares for whom they may act as agents.

     The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of Resale Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Resale Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Resale Shares is made, to the extent required, a supplement to this Prospectus, if required, will be filed with the Commission which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Resale Shares offered hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of sale, at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholder will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Resale Shares.

     The Company may issue 173,913 Transaction Shares in connection with a proposed business acquisition by the Company. The Company is registering the Transaction Shares to provide the holder(s) of such Shares, other than affiliates of the Company, upon issuance, with freely tradeable shares of Common Stock. Following the issuance thereof, it is expected that the Transaction Shares will be subject to transfer restrictions which are similar to those applicable to the Resale Shares.

     The Company will not receive any proceeds from the sale of the Resale Shares being offered by the Selling Stockholder hereunder nor will it receive any proceeds from the resale of the Transaction Shares, when and if issued, by the holder(s) thereof. There can be no assurance that any of the Resale Shares will be sold by the Selling Stockholder or that the Transaction Shares will be issued by the Company or resold by the holder(s) thereof.

     The Company has agreed to pay all of the expenses, estimated to be approximately $35,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and disbursements attributed solely to the Selling Stockholder and any recipient(s) of Transaction Shares.


                                 DESCRIPTION OF COMMON STOCK

GENERAL

  The Company's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, par value $.001 per share. As of April 13, 1998, an aggregate of 11,339,249 shares of Common Stock was outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

  The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this offering, persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be reduced.

  Pursuant to the Company's By-Laws, except for any matters which, pursuant to the Delaware General Corporation Law ("Delaware Law"), require a greater percentage vote for approval, the holders of one-third of the outstanding Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of the Company's stockholders. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to the vote of Company stockholders. Except as to any matters which, pursuant to Delaware Law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at any meeting (provided a quorum as aforesaid is present thereat) is sufficient to authorize, affirm or ratify any act or action, including the election of directors.

  The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the Directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of Directors.

  In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Delaware Law and the Company's By-Laws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send to each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS

  The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes, and that the directors serve staggered terms of three years each. The purpose of the classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by insuring that in the ordinary course, at least two-thirds of the directors will at all times have at least one year's experience as directors. However, the classified board structure may prevent stockholders who do not approve of the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting, because it will normally take two annual meetings of stockholders to elect a majority of the Board. Directors of the Company may be removed from office by stockholders prior to the expiration of their terms only for cause.

DELAWARE ANTI-TAKEOVER LAW

  Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

  The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York.


                                 EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of December 31, 1996 and 1997, the Statements of Assets Acquired and Liabilities Assumed from DIS as of December 31, 1996 and 1995, and the Statements of Operations and Cash Flows related to Assets Acquired and Liabilities Assumed from DIS for the years ended December 31, 1996 and 1995, have been incorporated by reference in this Prospectus and Registration Statement from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and from the Company's Amendments on Form 8-K/A-1 to the Current Reports on Form 8-K dated April 4, 1997 and May 2, 1997, in reliance upon the reports of Simonton, Kutac & Barnidge, L.L.P., independent certified public accountants, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

================================================================================


  No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.


                                 _____________


                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----

Available Information...................................................  3
Incorporation of Certain
  Documents by Reference................................................  4
Summary.................................................................  5
Risk Factors............................................................  8
Use of Proceeds......................................................... 12
Selling Stockholder..................................................... 13
Plan of Distribution.................................................... 14
Description of Common Stock............................................. 15
Legal Matters........................................................... 17
Experts................................................................. 17



                                501,163 SHARES

                               DIAGNOSTIC HEALTH
                                SERVICES, INC.

                                 COMMON STOCK







                          __________________________

                                  PROSPECTUS
                          __________________________



                                APRIL 17, 1998


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates (subject to future contingencies) that expenses in connection with the offering described in this Registration Statement other than underwriting and brokerage discounts, commissions and fees and counsel fees and disbursements attributed solely to the Selling Stockholder, if any, payable by such Selling Stockholder will be as follows:

Securities and Exchange Commission registration fee ..... $ 1,715*
Listing fees ............................................   7,500*
Legal fees and expenses .................................  17,500*
Accounting fees and expenses ............................   5,000*
Printing expenses .......................................   2,285*
Miscellaneous ...........................................   1,000*
                                                          -------

     Total .............................................. $35,000*
                                                          =======

___________

     *  All amounts are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Ninth of the Certificate of Incorporation of Diagnostic Health Services, Inc., (the "Registrant" or the "Company") eliminates the personal liability of directors and/or officers to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Registrant does not apply to (i) any breach of such person's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the Delaware General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Registrant to the stockholders without the prior payment or discharge of the Registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Tenth of the Registrant's Certificate of Incorporation, and
Article IV of the Registrant's By-Laws, provides that the Registrant shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION
-------                    -----------

5.1       Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.

23.1 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).

23.2      Consent of Simonton, Kutac & Barnidge, L.L.P.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 17th day of April, 1998.

                                      DIAGNOSTIC HEALTH SERVICES, INC.


                                      By: /s/ Max W. Batzer
                                          -------------------------
                                          Max W. Batzer,
                                          Chairman of the Board and
                                          Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                         Title                              DATE
           ---------                                         -----                              ----


/s/ Max W. Batzer                             Chairman of the Board and Chief                April 17, 1998
--------------------------------------------  Executive Officer (principal executive
Max W. Batzer                                 officer)


/s/ Brad A. Hummel                            President, Chief Operating Officer and         April 17, 1998
--------------------------------------------  Director
Brad A. Hummel

/s/ Christopher L. Turner                     Chief Financial Officer and Chief              April 17, 1998
--------------------------------------------  Accounting Officer
Christopher L. Turner

/s/ Bo W. Lycke                               Director                                       April 17, 1998
--------------------------------------------
Bo W. Lycke